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                                                                    EXHIBIT 99.8

           QUALCOMM COMPLETES SPIN-OFF OF LEAP WIRELESS INTERNATIONAL

SAN DIEGO - September 23, 1998 - QUALCOMM Incorporated (NASDAQ: QCOM) today announced that it has completed the spin-off and distribution to its stockholders of shares of Leap Wireless International, Inc. (NASDAQ: LWIN). As part of the distribution, effective immediately after the close of market trading on September 23, 1998, record holders of QUALCOMM common stock on September 11, 1998 will receive a dividend of one (1) share of common stock of Leap Wireless for every four (4) shares of common stock of QUALCOMM held by them as of that date. Regular public trading of Leap Wireless shares under the ticker symbol "LWIN" will begin as of September 24, 1998, at which time QUALCOMM common stock will trade ex-dividend.

The strategy of Leap Wireless will be to invest in wireless consortia with partners that offer financial resources, spectrum or familiarity with the local market to facilitate deployment. Leap Wireless currently owns, manages, supports and operates joint venture and equity interests in Pegaso Telecomunicaciones, S.A. de C.V. (Mexico), Metrosyvaz Limited (Russia) and Orrengrove Investments Limited (Russia), ChileSat Telefonia Personal, S.A. (Chile), Chase Telecommunications, Inc. (United States), OzPhone Pty. Ltd. (Australia), and certain other development-stage businesses.

"In emerging markets, the need for rapidly expanding telecommunications infrastructure is not a luxury item, but a fundamental need, and wireless is the fastest and most cost-effective way to meet the demand," said Harvey P. White, chairman and CEO of Leap Wireless. "We have chosen to focus on CDMA because we believe that it is the best technology to provide the capacity and quality to meet customer demand. In addition, by using CDMA, we will not have to sacrifice quality for mobility. We will be able to provide high quality voice and data services that just happen to be mobile."

Mr. White was a co-founder of QUALCOMM who served as its president until just prior to the distribution.

Headquartered in San Diego, QUALCOMM develops, manufactures, markets, licenses and operates advanced communications systems and products based on its proprietary digital wireless technologies. The Company's primary product areas are the OmniTRACS(R) system (a geostationery satellite-based, mobile communications system providing two-way data and position reporting services), CDMA wireless communications systems and products and, in conjunction with others, the development of the Globalstar(TM) low-earth orbit (LEO) satellite communications system. Other Company products include Eudora Pro(R) electronic mail software, ASIC products, and communications equipment and systems for government and commercial customers worldwide.

For more information on QUALCOMM products and technologies, please visit the Company's web site at http://www.qualcomm.com.



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Headquartered in San Diego, Leap Wireless is a wireless communications carrier that deploys CDMA networks in domestic and international markets with strong growth potential. In conjunction with its strategic partners, Leap Wireless is building or anticipates building a combination of fixed and mobile wireless solutions in Mexico, Chile, Australia, Russia and the United States. The world is going wireless, and Leap believes CDMA is the technology of choice to increase the teledensity that is critical to economic growth. For each of its ventures, Leap Wireless expects to be actively involved in the management of the networks, combining its experience in international markets with its wireless technical expertise in CDMA. Leap Wireless is dedicated to bringing the economic benefits of a reliable, cost-effective and high-quality telecommunications infrastructure to emerging markets. For more information about Leap Wireless, please visit the company's web site beginning September 24, 1998 at http://www.leapwireless.com.

Except for the historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties, including risks associated with the lack of Leap Wireless operating history, uncertainty of future profitability of Leap Wireless, international risks and change in economic conditions of the various markets QUALCOMM serves and Leap Wireless may serve. These and other risks are detailed from time to time in QUALCOMM's SEC reports, including the report on Form 10-K for the year ended September 28, 1997 and most recent Form 1O-Q, as well as in the Information Statement on Form 10, as amended, filed by Leap Wireless in connection with the distribution.

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QUALCOMM, OmniTRACS, Eudora and Eudora Pro are registered trademarks of QUALCOMM
Incorporated. Globalstar is a trademark of Loral QUALCOMM Satellite Services, Incorporated.

QUALCOMM Contacts:
Christine Trimble
Corporate Public Relations
(619) 651-3628

Julie Cunningham
Investor Relations
(619) 658-4224

Leap Wireless International Contact:
Rochelle Bold
Investor Relations
619-845-6016